SECURITIES PURCHASED PURSUANT TO RULE 10F-3
EUROPEAN EQUITY FUND JANUARY to MARCH 2000
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
				Security Purchased			Comparison Security		Comparison Security

Issuer			Via Net.works 				Akamai Technologies		Stepstone ASA

Underwriters		DLJ, Morgan Stanley Dean Witter, 	Morgan Stanley & Co. Inc., 	MSDW, Dresdner Kleinwort
				Salomon Smith Barney, DLJ Direct 	DLJ, Salomon Smith Barney, 	Benson, First Securities
				Inc., Deutsche Bank			Thomas Weisel Partners LLC, 	ASA, Flemings AROS, Orkla
										Adams Harkness Hill, CSFB, 	Securities
										Dain Rauscher Wessels, First
										Union Securities, Hambrecht &
										Quist, Edward D. Jones & Co.,
										Charles Schwab & Co., Soundview
										Technology Group Inc.

Years of continuous
operation, including
predecessors		> 3 Years	 				< 3 Years 				> 3 Years

Security 			VNWI	 					AKAM 					STP

Is the affiliate a
manager or co-manager
of offering?		yes	 					no 					no

Name of underwriter or
dealer from which
purchased			DLJ	 					n/a 					n/a

Firm commitment
underwriting?		yes	 					yes 					yes

Trade date/Date of
Offering			2/11/2000					11/3/1999				2/29/2000

Total amount of
offering sold to QIBs	$-   	 					$-   	 				-

Total amount of any
concurrent public
offering			$279,300,000				$234,000,000			NOK 1,728,000,000

Total				$279,300,000 				$234,000,000			NOK 1,728,000,000

Public offering price	$21.00 	 				$26.00 	 			NOK 32.00

Price paid if other
than public offering
price	 			same 						n/a	 				n/a

Underwriting spread or
commission	 		$ 0.85 (4.1%) 				$1.82 (7%)				NOK 1.92 (6%)

Shares purchased		1,020 					n/a					n/a

Amount of purchase	$21,420					n/a					n/a

% of offering purchased
by fund			0.008%					n/a					n/a

% of offering purchased
by associated funds	0.000%					n/a					n/a

Total (must be less
than 25%)			0.008%					n/a					n/a


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